Exhibit F-1(a)

                          (LETTERHEAD OF THELEN REID & PRIEST LLP)



                                December 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


            Re:   GPU, Inc.
                  Declaration on Form U-1
                  SEC File No. 70-8695
                  --------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 1, dated September 19, 2000, to the Declaration on Form U-1, dated September 13, 1995, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU"), with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8695, as amended by Post-Effective Amendment No. 2 thereto, dated October 13, 2000, and as to be amended by Post-Effective Amendment No. 3 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and thus to be amended, is hereinafter referred to as the "Declaration.")

            The Declaration contemplates the issue and sale by GPU from time to time through December 31, 2005 of additional authorized but unissued shares or previously reacquired shares of its common stock, par value $2.50 per share (the "Additional Common Stock"), pursuant to certain employee savings plans (the "Savings Plans") for employees of GPU and its subsidiaries.

            We have reviewed the opinion of Berlack, Israels & Liberman LLP dated December 1, 1995 and filed as Exhibit F-1 to the Declaration and the documents, instruments and agreements referenced therein. We have also examined a copy of the Commission's Order dated December 8, 1995, permitting the Declaration, as then amended, to become effective, and such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.


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            Members  of  this  firm  have  acted  as  counsel  to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            This opinion is limited to matters concerning the federal laws of the United States. As to all matters herein that are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2(a) to the Declaration.

            Based upon and subject to the foregoing, we are of the opinion that GPU is validly organized and duly existing under the laws of the Commonwealth of Pennsylvania and when (a) the Commission shall have issued an order permitting the Declaration to become effective forthwith, (b) shares of Additional Common Stock shall have been duly issued and paid for as provided in GPU's Registration Statements on Form S-8, as amended, relating to the Savings Plans, and (c) all action necessary under state "Blue Sky" laws to permit the offer and sale of the Additional Common Stock pursuant to the Savings Plans shall have been completed:

                  (a) all State laws  applicable to the proposed  transactions will have been complied with;

                  (b) the Additional Common Stock issued under the Savings Plans will be validly issued, fully paid and non-assessable and will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

                  (c) the  consummation  of the proposed  transactions  will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

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            We hereby consent to the filing of this opinion as an exhibit to the
Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                Very truly yours,

                                THELEN REID & PRIEST LLP

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